Exhibit 4.3

MERSANA THERAPEUTICS, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of June 15, 2016, by and among Mersana Therapeutics, Inc. (f/k/a Nanopharma Corp.), a Delaware corporation (the “Company”) and the persons and entities listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”), the persons and entities listed on Exhibit B hereto (each, a “Common Holder” and collectively, the “Common Holders”).  The Investors and the Common Holders are collectively referred to as the “Stockholders” and individually as a “Stockholder.”  Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A-1 Convertible Preferred Stock, $.0001 par value per share (the “Series A-1 Preferred Stock”), and/or shares of the Company’s Series B-1 Convertible Preferred Stock, $.0001 par value per share (the “Series B-1 Preferred Stock”), and the Existing Investors possess registration rights, information rights, rights of first offer, and other rights pursuant to the Second Amended and Restated Investor Rights Agreement dated as of February 20, 2015 between the Company and such Investors (the “Prior Agreement”);

WHEREAS: certain of the Investors are parties to the Series C-1 Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 14, 2016, by and among the Company and such Investors, and it is a condition to the closing of the sale of the Series C-1 Convertible Preferred Stock, $.0001 par value per share (the “Series C-1 Preferred Stock”), to such Investors that the parties hereto execute and deliver this Agreement;

WHEREAS: the Company and the Existing Investors desire to amend and restate the Prior Agreement on the terms set forth herein in order to grant to the Investors the rights set forth herein and to amend the rights of the Existing Investors as set forth herein; and

WHEREAS: the undersigned include the holders of at least fifty-five percent (55.00%) of the shares of Preferred Stock and shares of Common Stock issued upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144), as necessary to amend the Prior Agreement in accordance with Section 7.1 thereof;

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto further agree as follows:

1.                                      Definitions.

1.1                               Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                 “Affiliate” (and its correlative, “Affiliated entities”) means, with respect to any legal person, any other person which, directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation, any general partner, manager, managing member, limited partner, member, employee, officer or director of such person, any venture capital fund or other investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managers or managing members or investment advisers of, or shares the same management company or investment adviser with, such person, or any parent or subsidiary of, or under a common parent with, such person; provided, that, with respect to Fidelity, an “Affiliate” shall also mean FMR LLC and FMR LLC’s affiliates; FIL Limited and FIL Limited’s affiliates; InfoTech Fund I LLC, Impresa Capital LLC, Impresa Fund I LLC, Impresa Fund II LLC, Impresa Fund III Limited Partnership, Northern Neck Investors LLC, Impresa Management LLC, Fremon Investors LLC, Horizon Natural Resources Investors LLC, Horizon Real Estate Investors LLC, ProBuild Investors LLC, Seaport Investors LLC, Star Horizon Management LLC and any other entity that is directly or indirectly owned or controlled by members of FMR LLC; Amista Ventures III Limited Partnership, Agilus Ventures IV Limited Partnership, Agilus Ventures IV-E Limited Partnership, Alimont Ventures V Limited Partnership, Fidelity Ventures Limited, Amista Ventures Principals III Limited Partnership, Agilus Ventures Principals IV Limited Partnership, Agilus Ventures Principals IV-E Limited Partnership and Alimont Ventures Principals V Limited Partnership; F-Prime Capital Partners Healthcare Fund LP, F-Prime Capital Partners HC Principals Fund LP, F-Prime Capital Partners Healthcare Fund II LP, F-Prime Capital Partners Healthcare Fund III LP, F-Prime Capital Partners Healthcare Fund IV LP; and F-Prime Inc. FMR LLC’s affiliates and FIL Limited’s affiliates shall include any person directly or indirectly controlling, controlled by, or under direct or indirect common control with FMR LLC or FIL Limited, as the case may be, including (A) any person who is an officer, director, or direct or indirect beneficial holder of the then outstanding voting securities of FMR LLC or FIL Limited, as the case may be, (B) any person of which FMR LLC or FIL Limited, as the case may be, directly or indirectly, either beneficially own(s) at least five percent (5%) of the then outstanding equity securities or constitute(s) at least a five percent (5%) equity participant, and (C) all investment vehicles or other entities for which FMR LLC or FIL Limited, as the case may be, or any of its affiliates (as defined in clauses (A) and (B) above) serve as a manager, member, general partner and/or investment adviser or in a similar capacity, and all investment vehicles or other entities under the direct or indirect ownership, control or management of FMR LLC or FIL Limited or any of their respective affiliates (as defined in clauses (A) and (B) above).

(b)                                 “Affiliated Fund” shall have the meaning set forth in Section 2.8(a)(y)(iii).

(c)                                  “Agreement” shall have the meaning set forth in the preamble.

(d)                                 “Board of Directors” means the board of directors of the Company.

(e)                                  “Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation dated June 14, 2016 (as such may be further amended after the date hereof).

(f)                                   “Charity” means any organization exempt from federal income tax under Section 501(a) of the Code as an organization described in Section 501(c)(3) of the Code that receives any Registrable Securities from Fidelity.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as defined herein).

(i)                                     “Common Holder” shall have the meaning set forth in the preamble.

(j)                                    “Common Stock” means the Company’s Common Stock, $.0001 par value per share.

(k)                                 “Company” shall have the meaning set forth in the preamble.

(l)                                     “Control” (including its correlative meanings, “controlled by,” “controlling” and “under common control with”) shall mean possesses directly or indirectly through one or more intermediaries, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(m)                             “Deemed Liquidation Event” shall have the meaning ascribed to it in the Certificate of Incorporation.

(n)                                 “Election Period” shall have the meaning set forth in Section 4.1(c).

(o)                                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(p)                                 “FCPA” shall have the meaning set forth in Section 3.4.

(q)                                 “Fidelity” means F-Prime Capital Partners Healthcare Fund III LP (f/k/a Beacon Bioventures Fund III Limited Partnership) and its successors.

(r)                                    “GAAP” shall have the meaning set forth in Section 3.1(a).

(s)                                   “Holder” shall mean (i) any Investor that holds Registrable Securities (as defined herein), (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(t)                                    “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(u)                                 “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(v)                                 “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(w)                               “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than a majority of the outstanding Registrable Securities, provided that for purposes of Section 2.3 the term “Initiating Holders” shall mean any Holder or Holders requesting registration under such Section.

(x)                                 “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(y)                                 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement) and any individual designated as a “Key Employee” by a majority of the Board of Directors, including a majority of the directors appointed by the holders of Series A-1 Preferred Stock in accordance with the Certificate of Incorporation.

(z)                                  “Major Investor” shall mean (a) any Preferred Holder holding, together with its Affiliates and Affiliated Funds, at least 1,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits and the like) of Preferred Stock, or (b) any Wellington Investor, so long as such Wellington Investor holds any shares of Preferred Stock.

(aa)                          “New Securities” shall have the meaning set forth in Section 4.1(a) hereof.

(bb)                          “Preferred Holders” shall mean any holder of Preferred Stock.

(cc)                            “Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series B-1 Preferred Stock and the Series C-1 Preferred Stock.

(dd)                          “Prior Agreement” shall have the meaning set forth in the recitals.

(ee)                            “Purchase Agreement” shall have the meaning set forth in the recitals.

(ff)                              “Registrable Securities” shall mean (i) shares of Common Stock that were acquired upon the conversion of the Company’s Series A Convertible Preferred Stock, $.0001 par value per share, and Series B Convertible Preferred Stock, $.0001 par value per share, upon the filing of and pursuant to the Company’s Second Amended and Restated Certificate of Incorporation dated July 27, 2012; (ii) shares of Common Stock that were acquired upon the conversion of promissory notes pursuant to that certain Note Purchase Agreement dated as of August 5, 2008, as amended, between the Company and certain lenders party thereto and that certain Note Purchase Agreement dated as of February 13, 2009, as amended, between the Company and certain lenders party thereto; (iii) shares of Common Stock issuable or issued pursuant to the conversion of the Preferred Stock; (iv) shares of Common Stock hereafter acquired or issued pursuant to the exercise or conversion of any securities hereafter acquired by the Investors pursuant to their right of first refusal under the Third Amended and Restated Right of First Refusal and Co-Sale Agreement more fully described in Section 2.8(a)(iii) herein and/or pursuant to the right of first refusal set forth in Section 4 and/or otherwise; and (v) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) through (v) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(gg)                            The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(hh)                          “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (selected by a majority-in-interest of the Holders), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(ii)                                  “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

(jj)                                “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(kk)                          “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ll)                                  “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(mm)                  “Rule 501” shall mean Rule 501 of Regulation D promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(nn)                          “Rule 506” shall mean Rule 506 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(oo)                          “Sale of the Company” shall have the meaning set forth in Section 5.1(a).

(pp)                          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(qq)                          “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders not to exceed $100,000 included in Registration Expenses).

(rr)                                “Series A-1 Preferred Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Series A-1 Preferred Stock.

(ss)                              “Series A-1 Preferred Stock” shall have the meaning set forth in the recitals.

(tt)                                “Series B-1 Preferred Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series B-1 Preferred Stock.

(uu)                          “Series B-1 Preferred Stock” shall have the meaning set forth in the recitals.

(vv)                          “Series C-1 Preferred Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series C-1 Preferred Stock.

(ww)                      “Series C-1 Preferred Stock” shall have the meaning set forth in the recitals.

(xx)                          “Shares” shall mean (i) the Company’s Preferred Stock, (ii) the Company’s Common Stock and (iii) any securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any conversion.

(yy)                          “Stockholder” shall have the meaning set forth in the preamble.

(zz)                            “Wellington” shall mean Wellington Management Company LLP and any successor or affiliated registered investment adviser to the Wellington Investors.

(aaa)                   “Wellington Investor” shall mean any Investor advised or subadvised by Wellington or one of its Affiliates as of the date hereof.

2.                                      Registration Rights; Restrictions on Transfer.

2.1                               Demand Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration of the Registrable Securities of the Company at an aggregate offering price to the public (net of underwriting discounts and commissions) of not less than Ten Million Dollars ($10,000,000) (such request shall state the number of shares of Registrable Securities requested to be disposed of by such Initiating Holders), the Company will:

(i)                                     promptly give written notice of the proposed registration to all other Holders; and

(ii)                                  as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered; provided that unless a registration pursuant to this Section 2.1 is the Company’s Initial Public Offering, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)                                 Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                                     Prior to the earlier of (A) the four (4) year anniversary of the date of this Agreement or (B) six (6) months following the effective date of the Company’s Initial Public Offering;

(ii)                                  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)                               After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (1) registrations where at least 75% of the Registrable Securities requested to be registered are in fact registered and which have been declared or ordered effective and pursuant to which securities have been sold, and (2) registrations that closed, or were withdrawn at the request of the Holders (other than as a result of a material adverse change to the Company)); or

(iv)                              During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days (or in the case of the Company’s Initial Public Offering, one hundred eighty (180) days) after the effective date of, a Company-initiated registration (other than a registration relating solely to employee benefit plans); provided that (A) the Company is actively employing in good faith best efforts to cause such registration statement to become effective and, (B) with respect to any request for registration pursuant to Section 2.1(a) received prior the date of filing of such Company-initiated registration, the Company shall have delivered written notice to the holders of Registrable Securities of its intent to file such registration within thirty (30) days after its receipt of such request.

(c)                                  Deferral.  If (i) in the good faith judgment of the Board of Directors, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12)-month period.

(d)                                 Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a)(i).  In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  If the Company shall request inclusion in any registration pursuant to this Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to this Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the majority-in-interest of the Initiating Holders, which underwriters shall be reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  In no event shall Registrable Securities be excluded from such registration unless all other stockholders’ securities and securities for the account of the Company have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2                               Piggyback Registration.

(a)                                 Piggyback Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)                                     promptly give written notice of the proposed registration to all Holders; and

(ii)                                  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i).  In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting.  In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the registration and underwriting be reduced below twenty-five percent (25%) of the total amount of securities requested to be included in such registration and underwriting, unless such registration is the

Company’s Initial Public Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter.  The securities so excluded shall also be withdrawn from such registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3                               Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  If the Company is then qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, and shall receive from Initiating Holders a written request signed by such Initiating Holder(s) that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities requested to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such actions with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii); provided that in the case of a registration pursuant to this Section 2.3, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                                     In the circumstances described in either Sections 2.1(b)(ii) or 2.1(b)(iv);

(ii)                                  If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public (net of any underwriters’ discounts and commissions) of less than Three Million Dollars ($3,000,000); or

(iii)                               If, in a given twelve (12)-month period, the Company has effected two (2) such registrations in such period.

(c)                                  Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(d) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4                               Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; and provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of, or their learning of, such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3, as the case may be.  All Selling Expenses shall be borne pro rata by the selling Holders based on the number of Registrable Securities requested to be so registered.

2.5                               Registration Procedures.  In the case of each registration effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 Keep such registration effective for a period ending on the earlier of the date which is nine (9) months from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)                                 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided that the

Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)                                  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(i)                                     In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(j)                                    Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

2.6                               Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, investment advisers and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, investment advisers and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as they are incurred; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel, investment advisers or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided further, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action as they are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided further, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the

Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7                               Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8                               Restrictions on Transfer.

(a)                                 The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10; provided that the Company will not require any transferee of shares pursuant to an effective registration statement or, following the Initial Public Offering, Rule 144, to be bound by the terms of this Agreement, and (y):

(i)                                     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.  It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii)                               Notwithstanding the provisions of subsections (a)(i) and (a)(ii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for: (A) a transfer by a Holder to any of its Affiliates (including an Affiliated fund managed by the same manager or managing member or general partner or management company or investment adviser or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company or investment adviser, each an “Affiliated Fund”); (B) a transfer by a Holder that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (C) a transfer to a Charity; (D) a transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; or (E) the transfer by a Holder exercising its co-sale rights under the Third Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the Investors and Common Holders named therein of even date herewith, as amended, if in each transfer under clauses (A), (B), (C) or (D) the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b)                                 Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION

OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)                                  The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act without volume or manner of sale restrictions.

2.9                               Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep adequate current public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10                        Market Stand-Off Agreement.  If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Stockholder hereby agrees that such Stockholder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Stockholder immediately before the effective date of the Company’s Initial Public Offering (other than those included in the registration) during the one hundred eighty (180) day period (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) following the effective date of the Company’s Initial Public Offering; provided that all of the directors and officers of the Company and one percent (1%) stockholders of the Company agree to the same terms; provided, further that if the Company or the underwriters waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then the lock-up for each Stockholder will be identically waived or shortened.  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  The provisions of this Section 2.10 shall not apply to shares of Common Stock acquired in the Initial Public Offering or in the open market following the Initial Public Offering.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period (or such other applicable period).  Each Stockholder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11                        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a) a transferee or assignee of not less than 721,350 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an Affiliate of a Holder (including an Affiliated Fund or entity) or a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (c) Charities or (d) a Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; (iv) any such transferee is not engaged in direct competition with the Company as reasonably determined by the Board of Directors; and (v) immediately after such transfer or assignment, the future disposition of the transferred or assigned Registrable Securities by such transferee or assignee shall be restricted under the Securities Act.

2.13                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number or Registrable Securities of Holders that are included; provided, however, that this limitation shall not apply to any such holder or prospective holder that becomes a party to this Agreement pursuant to Section 5.2.

2.14                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) the date on which such Holder holds no Registrable Securities; (ii) five (5) years after the closing of the Company’s Initial Public Offering; and (iii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three (3)-month period without registration and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1).

3.                                      Covenants of the Company.  The Company hereby covenants and agrees, as follows:

3.1                               Basic Financial Information.  The Company shall deliver to each Major Investor the following financial information:

(a)                                 as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly presenting the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year;

(c)                                  as soon as practicable, but in any event within thirty (30) days after the end of each month (other than a month that ends on or about the last day of a quarterly accounting period of the Company), for such month and for a period from the beginning of the fiscal year to the end of such month, an unaudited profit or loss statement, a statement of cash flows and an unaudited balance sheet prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly presenting the financial condition of the Company and its results of operation for the period specified, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, subject to year-end audit adjustment;

(d)                                 as soon as practicable, but in any event within thirty (30) days prior to the commencement of each new fiscal year of the Company, an annual comprehensive operating budget forecasting the Company’s revenues, expenses, and cash positions on a month-to-month basis for the upcoming fiscal year;

(e)                                  promptly following the end of each quarter, an up-to-date capitalization table, certified by the Chief Financial Officer of the Company; and

(f)                                   (i) within thirty (30) days after filings, copies of all material reports, statements and/or documents, filed by the Company with government authorities, including but not limited to, those filed with the Internal Revenue Service and the Commission; (ii) within thirty (30) days after receipt or filings, copies of pleadings of any material lawsuits filed by or against the Company; and (iii) within ten (10) days after receipt, a copy of any notifications received by the Company regarding any defaults on any indebtedness for borrowed money or leases to which the Company is a party.

3.2                               Inspection Rights.  The Company will afford to each Major Investor and any authorized representative of such Major Investor reasonable access during normal business hours to all of the Company’s properties, books, and personnel records.  Major Investors may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests as a stockholder.  The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed by any Major Investor or by any subsequent transferee of any such rights to any transferee reasonably deemed by the Company to be a competitor of the Company.

3.3                               Confidentiality.  Anything in this Agreement to the contrary notwithstanding, but in no way limiting the Company’s obligations under Section 3.1, no Stockholder by reason of this Agreement shall have access to any trade secrets or classified information of the Company (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company).  The Company shall not be required to comply with any information rights or inspection rights of this Section 3 in respect of any Stockholder whom the Board of Directors reasonably determines to be a direct competitor of the Company; it being understood and agreed that neither Fidelity (or its Affiliates) nor any Wellington Investor shall be deemed to be a direct competitor of the Company. The Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties.  Each Stockholder agrees that it will not use any information received by it pursuant to this Agreement or reproduce, disclose or disseminate such information to any other person (other than its employees, agents or partners having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement or as may be required by law (provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such disclosure), unless such information (a) has been made available to the public generally by the Company or is otherwise known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose any such information to any Affiliate, partner (and partners of such partner), member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such entity that such information is confidential and directs such entity to maintain the confidentiality of such information. Notwithstanding the foregoing, in the case of any Wellington Investor, such Wellington Investor may identify the Company and the value of such Wellington Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.

3.4                               FCPA Compliance.  The Company covenants that it shall not, and shall not permit any of its subsidiaries and Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)) in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA and any and all other applicable anti-bribery and anti-corruption laws.

3.5                               Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force or effect upon the earliest of (i) the closing of the Company’s Initial Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) upon a Deemed Liquidation Event.

4.                                      Right of First Refusal.

4.1                               Right of First Refusal to Preferred Holders.  The Company hereby grants to each Major Investor the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a)), which the Company may, from time to time, propose to sell and issue after the date of this Agreement.  A Major Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (A) the number of shares of Preferred Stock owned by such Major Investor on the date hereof to (B) the total number of shares of Preferred Stock outstanding on the date hereof.  For purposes of this Section 4.1, a Major Investor includes any general partner, managing member and Affiliates (including Affiliated Funds) of a Major Investor.  A Major Investor who chooses to exercise the right of first refusal may designate as purchasers under such right itself and/or its partners or Affiliates (including Affiliated Funds), in such proportions as it deems appropriate.

(a)                                 “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)                                     Series C-1 Preferred Stock issued pursuant to the Purchase Agreement;

(ii)                                  Series B-1 Preferred Stock issued pursuant to that certain Series B-1 Convertible Preferred Stock Purchase Agreement dated February 20, 2015;

(iii)                               Series A-1 Preferred Stock issued pursuant to that certain Series A-1 Convertible Preferred Stock Purchase Agreement dated July 27, 2012, as amended;

(iv)                              the Series A-1 Preferred Conversion Stock, the Series B-1 Preferred Conversion Stock and the Series C-1 Preferred Conversion Stock;

(v)                                 securities issued pursuant to that certain Amendment to Series B Preferred Stock Purchase Warrants dated July 27, 2012;

(vi)                              securities issued or issuable to employees, officers or directors, of, or consultants or advisors to the Company or any subsidiary pursuant to stock grants, option plans or similar arrangements approved by the Board of Directors, not to exceed 15,711,906 shares of Common Stock (excluding shares repurchased at cost by the Company in connection with the termination of service) or such higher number as may be approved by a majority of the Board of Directors, including a majority of the directors appointed by the holders of Series A-1 Preferred Stock in accordance with the Certificate of Incorporation;

(vii)                           securities issued upon the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(viii)                        securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any event for which adjustment is made pursuant to Sections 4(e), (f) or (g) of the Certificate of Incorporation;

(ix)                              securities offered pursuant to a Qualified Public Offering (as defined in the Certificate of Incorporation);

(x)                                 securities issued or issuable pursuant to the bona fide acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization, or to a joint venture agreement, which transaction is approved by a majority vote of the Board of Directors;

(xi)                              securities issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors pursuant to a debt financing, equipment lease, bank credit arrangement, commercial leasing transaction or real property leasing transaction entered into for primarily non-equity financing purposes and approved by a majority vote of the Board of Directors;

(xii)                           securities issued in connection with sponsored research, collaboration, technology license, development, distribution, marketing or other similar agreements or strategic partnerships entered into for primarily non-equity financing purposes and approved by a majority vote of the Board of Directors;

(xiii)                        securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by a majority vote of the Board of Directors;

(xiv)                       securities issued with the prior written waiver of the holders of at least a majority of the then outstanding shares of Preferred Stock (determined on an as-converted basis); and

(xv)                          securities issued or issuable upon conversion or exercise of any of the foregoing.

(b)                                 In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each Major Investor shall have twenty (20) days after receipt of such notice to agree to purchase such Major Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, provided, however, that, if a Major Investor elects not to purchase its pro rata share of the New Securities pursuant to this Section 4.1, the Company shall promptly notify, in writing, the remaining Major Investor and offer each such Major Investor the right to acquire its pro rata share of such unsubscribed New Securities.  The Major Investors shall have ten (10) days following receipt of such notice from the Company to notify the Company of their election to purchase their pro rata share of all or a portion of the unsubscribed New Securities.

(c)                                  In the event the Major Investors fail to exercise fully the right of first refusal within said twenty (20) day period and, if applicable, such ten (10) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Major Investors’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Major Investors delivered pursuant to Section 4.1(b).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Major Investors in the manner provided in this Section 4.1.

(d)                                 The right of first refusal granted under this Agreement shall expire upon the earlier of (i) the closing of the Company’s Initial Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or (iii) upon a Deemed Liquidation Event.

5.                                      Drag-Along Rights.

5.1                               Drag-Along Rights.

(a)                                 If the Board of Directors and the holders of at least a majority of the then outstanding shares of Preferred Stock (determined on an as-converted basis) approve (i) a Deemed Liquidation Event, (ii) an Initial Public Offering or (iii) a transaction in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction (but excluding any issuance or sale by this Company of stock for capital raising purposes) (collectively, (i)-(iii), a “Sale of the Company”), each holder of the outstanding Shares will (A) agree to vote (in person, by proxy or by action by written consent, as applicable) all his, her or its Shares in favor of such Sale of the Company and raise no objections against such Sale of the Company or the process through which the same was arranged, (B) waive any dissenter’s rights, rights of appraisal and other similar rights, and (C) if such Sale of the Company is structured as a sale of stock, to sell his, her or its Shares on the terms and conditions approved by the holders of at least a majority of the then outstanding Preferred Stock (determined on an as-converted basis).  Each holder of the outstanding Shares will take reasonable actions as directed by the Board of Directors and holders of at least a majority of the then outstanding Preferred Stock (determined on an as-converted basis) in connection with the consummation of any Sale of the Company, including without limitation, executing the applicable purchase agreement; provided that holders of outstanding Shares will not be required to sell their Shares unless:

(i)                                     any representations and warranties to be made by such Stockholder in connection with the Sale of the Company are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (A) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)                                  the liability for indemnification, if any, of each holder of outstanding Shares in such Sale of the Company is several, not joint, and is pro rata in accordance with such holder’s relative ownership of the outstanding Shares, and will not exceed the consideration payable to such holder of outstanding Shares in such transaction (except in the case of potential liability for fraud or willful misconduct by such holder of outstanding Shares);

(iii)                               upon the consummation of such Sale of the Company, (A) each holder of each class or series of outstanding Shares will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series of stock, (B) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (C) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (D) unless the holders of at least a majority of the Preferred Stock (determined on an as-converted basis) elect to receive a lesser amount by written notice given to the Company prior to the effective date of any such Sale of the Company, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that such Sale of the Company is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to such Sale of the Company; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares of a Stockholder pursuant to this Section 5.1(a)(iii) includes any securities and due receipt thereof by any Stockholder that would require under applicable law (X) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (Y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares of the Stockholder which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares of the Stockholder; and

(iv)                              if such holder is a holder of Series C-1 Preferred Stock, (A) upon consummation of such Sale of the Company, the holders of the Series C-1 Preferred Stock would receive in consideration for each share of Series C-1 Preferred Stock an amount greater than or equal to the Original Issue Price (as defined in the Certificate of Incorporation) of the Series C-1 Preferred Stock plus a cumulative 8% annual return (compounded annually) on such Original Issue Price from the date hereof, or (B) the holders of at least a majority of the then outstanding Series C-1 Preferred Stock consent to such Sale of the Company.

(b)                                 The Company shall be expected to pay all reasonable costs of any sale of Shares pursuant to a Sale of the Company incurred for the benefit of all selling holders of outstanding Shares, provided, that all holders of outstanding Shares will bear their pro rata share (based upon the aggregate consideration to be received by such holder of outstanding Shares) of the reasonable costs of any sale of Shares pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all selling holders of outstanding Shares and are not otherwise paid by the Company or the acquiring party.  Costs incurred by any holder of outstanding Shares on its own behalf will not be considered costs of the transaction hereunder; provided, that in any event the Company shall pay the reasonable attorney’s fees and expenses of a single counsel for the Investors in connection with the Sale of the Company.

(c)                                  If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 may be available with respect to such negotiation or transaction (including a sale of assets, merger, consolidation or other reorganization), each holder of Shares who is not an “accredited investor” (as that term is defined in Rule 501), will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501) designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(d)                                 This Section 5.1 shall automatically terminate upon the earlier of (i) consummation of an Initial Public Offering, (ii) consummation of a Sale of the Company or (iii) such time as the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act.

5.2                               Additional Stockholders.  In the event that as of the date of this Agreement or at any time following the date of this Agreement, the Company issues shares of (i) Common Stock or (ii) Preferred Stock to any person not already party to this Agreement, the Company shall cause such person to execute a counterpart signature page hereto as a “Common Holder” or “Preferred Holder,” as applicable, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to Common Holders or Preferred Holders, as applicable.

6.                                      Additional Covenants.

6.1                               Insurance.  The Company shall obtain, as promptly as practicable and in any event within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and shall maintain such insurance policies in place until such time, if any, as the Board of Directors determines that such insurance should be discontinued.

6.2                               Employee Agreements.  Unless otherwise determined by the Board of Directors, the Company will cause (i) each Key Employee, now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year nonsolicitation agreement, substantially in the form approved by the Board of Directors.  In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements, without the consent of the Board of Directors, including a majority of the directors appointed by the holders of Series A-1 Preferred Stock in accordance with the Certificate of Incorporation.

6.3                               Employee Stock.  Unless otherwise approved by the Board of Directors or a committee of the Board of Directors, (i) all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof in connection with the initiation of their employment or consultancy shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following thirty-six (36) months, and (ii) all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof other than in connection with the initiation of their employment or consultancy shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the shares vesting in equal quarterly installments.  All such grants of, or options to purchase or receive awards of, shares shall be approved by the Board of Directors or a committee of the Board of Directors.

6.4                               Board Matters.  The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors and in the performance of other activities performed at the Company’s request. The Company shall continue to maintain a compensation committee, which shall include at least two directors appointed by the holders of Preferred Stock in accordance with the Certificate of Incorporation and the membership of which will be approved of by at least a majority of the directors appointed by the holders of Preferred Stock in accordance with the Certificate of Incorporation. The Company shall continue to maintain an audit committee, which shall include at least two non-management directors and the membership of which will be approved by a majority of the directors appointed by the holders of Preferred Stock in accordance with the Certificate of Incorporation.

6.5                               Termination of Covenants.  The covenants set forth in this Section 6 shall terminate and be of no further force or effect upon the earlier of (i) the closing of the Company’s Initial Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event.

7.                                      Miscellaneous.

7.1                               Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the holders of at least a majority of the shares of Preferred Stock (determined on an as-converted basis) and shares of Common Stock issued upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that (i) if any such amendment or waiver would adversely affect the rights or increase the obligations of the Common Holders in a manner differently than such amendment or waiver affects the holders of Preferred Stock, then such amendment or waiver shall not be effective unless at least Common Holders holding a majority of the shares of Common Stock, have consented to such amendment or waiver, (ii) Sections 2.10, 3.1, 3.2 and 3.5 shall not be amended or waived in a manner that adversely affects the Wellington Investors, without the prior written consent of the Wellington Investors holding a majority of the Registable Securities held by all Wellington Investors and

(iii) this Agreement may be amended by the Company from time to time to add additional “Common Holders” and “Preferred Holders” to this Agreement under Section 5.2 without the consent of the other parties hereto.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder and each future holder of all such securities of holder.  Each holder acknowledges that by the operation of this paragraph, the holders holding at least a majority of the shares of Preferred Stock (determined on an as-converted basis) and shares of Common Stock issued upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such holder under this Agreement, but only in a manner effecting all such holders equally and subject in each case to the limitations set forth herein.

7.2                               Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)                                 if to an Investor, only at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)                                 if to a Common Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c)                                  if to the Company, one copy should be sent to Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139, Attn: Chief Business Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Marc A. Rubenstein, Esq., Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

7.3                               Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

7.4                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.  The rights of any Investor under this Agreement may be assigned, in whole or in part, to any Affiliate or Affiliated Fund of such Investor in connection with a transfer of such Investor’s Registrable Securities by such Investor to such Affiliate or Affiliated Fund.

7.5                               Entire Agreement; Rescission of Prior Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written or oral agreements and understandings relating to such subject matter, including without limitation, the Prior Agreement.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.  The provisions of this Agreement are intended to supersede the provisions of the Prior Agreement.  From and after the execution and delivery of this Agreement by the Company and Existing Investors holding not less than a minimum vote required in Section 7.1 of the Prior Agreement, the Prior Agreement shall be deemed to be terminated and superseded in all respects and any noncompliance with the terms thereof in connection with the issuance of the Series C-1 Preferred Stock is hereby expressly waived (including, without limitation, the right of first refusal set forth in Section 4.1 of the Prior Agreement, including the right to receive notice thereunder).

7.6                               Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.7                               Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this

Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

7.8                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.9                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

7.10                        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.11                        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.12                        Affiliated Funds or Aggregation of Stock.  All shares of Common Stock and Preferred Stock held or acquired by Affiliated Funds or Affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.  Additionally, for any Holder that is a partnership, corporation or limited liability company, the general partner, limited partners, retired partners, shareholders, members, retired members and Affiliates of such Holder, or the members or retired members of the foregoing, as applicable, or the estates, beneficiaries and family members of any such general partner, limited partners, retired partners, shareholders, members, and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reductions pursuant to Section 2.1 or 2.3 with respect to such Holder shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this Section 7.12.

7.13                        Acknowledgment. The Company acknowledges that Wellington and its investment advisory clients and New Enterprise Associates 14, L.P., NEA Ventures 2012, L.P. and their Affiliates (collectively, “NEA”) currently may be invested in, may invest in or may consider investments in public and private companies, including, without limitation, companies that may compete either directly or indirectly with the Company, and that the execution of this Agreement, the terms hereof and the access to the Company’s confidential information hereunder shall in no way be construed to prohibit or restrict Wellington or its investment advisory clients or NEA from maintaining, making or considering such investments or from otherwise operating in the ordinary course of business. Further, the Company understands and acknowledges that the use by Wellington or its investment advisory clients or NEA in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions of any knowledge, experience and know-how that (a) comprises or is based on confidential information of the Company received by any Wellington Investor or NEA pursuant to this Agreement, and (b) is retained in the memory of any authorized representative of such Wellington Investor or NEA after having access to such confidential information (so long as it was not intentionally retained for the purpose of breaching this Agreement) shall not be a breach of Section 3.3 hereof; provided that, for the avoidance of doubt, Wellington, the Wellington Investors and NEA shall continue to be prohibited from disclosing or otherwise providing the Company’s confidential information (or any derivatives, extracts or summaries thereof) to anyone other than as permitted under Section 3.3 hereof. For purposes of clarity, the term “investment advisory clients” includes, without limitation, the Wellington Investors.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

COMPANY:

MERSANA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Anna Protopapas
Name:	Anna Protopapas
Title:	President and Chief Executive Officer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

HADLEY HARBOR MASTER INVESTORS (CAYMAN) L.P.

By: Wellington Management Company LLP, as investment adviser

By:	/s/ Emily Babalas
Name:	Emily Babalas
Title:	Managing Director and Counsel

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By: Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

CORMORANT PRIVATE HEALTHCARE FUND I, LP

By: Cormorant Private Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

CRMA SPV, L.P.

By: Cormorant Asset Management, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the Special Limited Partner

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

NEW ENTERPRISE ASSOCIATES 14, L.P.

By: NEA Partners 14, Limited Partnership, its General Partner

By: NEA 14 GP, LTD, its General Partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

NEA VENTURES 2012, L.P.

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

F-PRIME CAPITAL PARTNERS HEALTHCARE FUND III LP

By: F-Prime Capital Partners Healthcare Advisors Fund III LP, its sole General Partner

By: Impresa Management LLC, its sole General Partner

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

F-PRIME CAPITAL PARTNERS HEALTHCARE FUND LP

By: F-Prime Capital Partners Healthcare Advisors Fund LP, its General Partner

By: Impresa Management LLC, its General Partner

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

F-PRIME CAPITAL PARTNERS HC PRINCIPALS FUND LP

By: F-Prime Capital Partners Healthcare Advisors Fund LP, its General Partner

By: Impresa Management LLC, its General Partner

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

RHO VENTURES V, L.P.

By: RMV V, L.L.C., its General Partner

By: Rho Capital Partners LLC, its Managing Member

By:	/s/ Jeffrey Martin

Name:	Jeffrey Martin

Title:	Attorney-in-fact

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

RHO VENTURES V AFFILIATES, L.L.C.

By: RMV V, L.L.C., its General Partner

By: Rho Capital Partners LLC, its Managing Member

By:	/s/ Jeffrey Martin

Name:	Jeffrey Martin

Title:	Attorney-in-Fact

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

ROCK SPRINGS CAPITAL MASTER FUND LP

By: Rock Springs GP, LLC, its General Partner

By:	/s/ Mark Bussard

Name:	Mark Bussard

Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

SIGAL FAMILY INVESTMENTS, LLC

By:	/s/ Elliott Sigal

Name:	Elliott Sigal

Title:	Manager

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

LOOKFAR INVESTMENTS LLC

By:	/s/ David Corkins
Name:	David Corkins
Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

IRON HORSE INVESTMENTS LLC

By: its Investment Adviser
Arrowpoint Asset Management, LLC

By:	/s/ David Corkins
Name:	David Corkins
Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

THB IRON ROSE LLC

By: its Investment Adviser
Arrowpoint Asset Management, LLC

By:	/s/ David Corkins
Name:	David Corkins
Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

THB IRON ROSE LLC, LIFE SCIENCE PORTFOLIO

By: its Investment Adviser
Arrowpoint Asset Management, LLC

By:	/s/ David Corkins
Name:	David Corkins
Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

STOCKHOLDER:

TONY YAO

By:	/s/ Tony Yao
Name:	Tony Yao

[Signature Page to Third Amended and Restated Investor Rights Agreement]

EXHIBIT A

INVESTORS

New Enterprise Associates 14, L.P.

NEA Ventures 2012, L.P.

Pfizer Inc.

ProQuest Investments III, L.P.

F-Prime Capital Partners Healthcare Fund III LP (f/k/a Beacon Bioventures Fund III Limited Partnership)

Rho Ventures V, L.P.

Rho Ventures V Affiliates, L.L.C.

Harris & Harris Group, Inc.

Pinnacle Investment Partners “Q-6”, L.P.

Kariba LLC

John L. Zabriskie, Jr. Survivor’s Trust

Rock Springs Capital Master Fund LP

Sigal Family Investments, LLC

Anna Protopapas

Kinney/Protopapas Family Irrevocable Trust

Hadley Harbor Master Investors (Cayman) L.P.

Millennium Pharmaceuticals, Inc.

Cormorant Global Healthcare Master Fund, LP

Cormorant Private Healthcare Fund I, LP

CRMA SPV, L.P.

Lookfar Investments LLC

Iron Horse Investments LLC

Tony Yao

THB Iron Rose LLC

THB Iron Rose LLC, Life Science Portfolio

EXHIBIT B

COMMON HOLDERS

Michael M. Tarnow

Mikhail Papisov

PureTech Ventures, LLC

The General Hospital

David Elmaleh

Martin Woodle

Vladimir Torchilin

Gian-Paolo Dotto

Bruce Zetter

David Sherris

Michael Davis

Leonard Miller

Marc Davis

Lewis Geffen

John Grady

Timothy Shoup

Betsy Glidden

David Sullivan

Peter U. Park

Mintz Levin Investments, LLC

Pepe & Hazard LLC

M.B.V.H. Investments, Inc.

Cape 1998 Trust

ProQuest Investments III, L.P.

F-Prime Capital Partners Healthcare Fund LP (f/k/a Beacon Bioventures Limited Partnership)

F-Prime Capital Partners HC Principals Fund LP (f/k/a Beacon Bioventures Principals Limited Partnership)

Rho Ventures V, L.P.

Rho Ventures V Affiliates, L.L.C.

Harris & Harris Group, Inc.

Oxford Finance LLC

John L. Zabriskie, Jr. Survivor’s Trust

Wayne Foster